Greektown Superholdings, Inc. 10-Q
Exhibit 10.21

FIRST AMENDMENT TO
CREDIT AGREEMENT

THIS FIRST AMENDMENT (“Amendment”) dated as of July 6, 2011, by and between Greektown Superholdings, Inc., a Delaware corporation (“Company”) and Comerica Bank (“Bank”).

RECITALS:

A.           Company and Bank entered into a Credit Agreement dated as of June 30, 2010 (“Agreement”).

B.           Company and Bank desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1.           The following definitions in Section 1 of the Agreement are amended to read as follows:

“EBITDA” shall mean Net Income for the applicable period plus, without duplication and only to the extent deducted in determining Net Income, (i) depreciation and amortization expense for such period, (ii) Interest Expense, whether paid or accrued, for such period, (iii) all Income Taxes for such period, (iv) reasonable legal, accounting, consulting, advisory and other out-of-pocket expenses incurred in connection with on-going bankruptcy court proceedings related to the bankruptcy of Greektown Holdings, L.L.C., (v) for any fiscal quarter ending on or before June 30, 2011, the non-recurring expenses listed on Schedule 2, and (vi) for any fiscal quarter ending on or before June 30, 2012, the non-recurring expenses listed on Schedule 3.

“Fixed Charges” shall mean, for any period, the sum, without duplication, of (i) all cash Interest Expense paid or payable in respect of such period on the Funded Debt of Borrower and its Subsidiaries on a Consolidated basis, plus (ii) all installments of principal or other sums paid or due and payable during such period by Borrower or any of its Consolidated Subsidiaries with respect to Funded Debt (other than the Advances and the original principal payment made with respect to Permitted Refinancing Indebtedness), plus (iii) all Income Taxes paid or payable in cash during such period, plus (iv) all Restricted Payments paid or payable in cash in respect of such period by Borrower (other than dividends on Capital Stock of the Borrower that were accrued and not paid), plus (v) all unfinanced Capital Expenditures of Borrower and its Consolidated Subsidiaries for such period (except the Excluded Capital Expenditures), plus (vi) all capitalized rent and lease expense of Borrower and its Consolidated Subsidiaries for such period, all as determined in accordance with GAAP.  For the Measuring Periods ending on September 30, 2010, December 31, 2010 and March 31, 2011, the unfinanced Capital Expenditures included in the calculation of Fixed Charges will not exceed $3,000,000, $6,000,000 and $9,000,000, respectively.

“Revolving Credit Commitment” shall mean Thirty Million Dollars ($30,000,000), subject to reduction or termination under Sections 2.10 or 9.2 hereof.

“Test Date” shall mean the last day of any fiscal quarter of Borrower commencing June 30, 2011.

2.           The following definitions are added to Section 1 of the Agreement in alphabetical order:

“Cleanup Period” means the period beginning April 1 of each year (commencing April 1, 2011) and ending March 31 of the following year.

“Excluded Capital Expenditures” shall mean the unfinanced Capital Expenditures described in attached Schedule 4.

3.           Section 7.14 of the Agreement is amended to read as follows:

“7.14           Maintain a Fixed Charge Coverage Ratio as of the end of each fiscal year, for the Measuring Period then ending, of not less than 1.05 to 1.0.”

4.           The lead in language to Section 7.16 of the Agreement is amended to read as follows:

“Not later than two (2) years after the date of this Agreement, deliver or cause to be delivered to Bank, at Borrower’s expense, in form and substance satisfactory to Bank, all of the following:”

5.           The following Sections 7.17 and 7.18 are added to the Agreement:

“7.17           EBITDA.  Maintain as of the end of each Test Date, EBITDA for the Measuring Period then ending, of not less than the following amounts as of Test Dates specified below:

Test Date	Amount

June 30, 2011 through June 29, 2012	$65,000,000
June 30, 2012 through June 29, 2013	$67,500,000
June 30, 2013 and thereafter	$72,500,000

7.18           Clean Up Period.  Cause the outstanding amount of Advances to be $0 for at least forty five (45) consecutive days during each Cleanup Period.”

6.           Section 8.1(d) of the Agreement is amended to read as follows:

“(d)	any Debt of Borrower or any Subsidiary incurred to finance the acquisition of fixed or capital assets, whether pursuant to a loan or a Capitalized Lease, provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the aggregate amount of all such Debt at any one time outstanding (including, without limitation, any Debt of the type described in this clause (d) which is set forth on Schedule 8.1 hereof) shall not exceed $25,000,000;”

7.           Section 8.17 of the Agreement is amended to read as follows:

“8.17           Prepayment of Senior Notes.  Prepay, redeem or defease any of the Senior Notes prior to their scheduled maturity, other than with Permitted Refinancing Indebtedness; provided, however, that Borrower may prepay the Senior Notes in accordance with Section 3.09 of the Current Indenture if (a) such prepayment occurs within sixty (60) days after delivery to Bank of Borrower’s financial statements and Covenant Compliance Report for the applicable fiscal year pursuant to Sections 7.1(a) and (c) and (b) at the time of such payment and after giving effect thereto no Default or Event of Default shall exist.”

8.           Section 9.1(b) of the Agreement is amended to read as follows:

“(b)           (i) default in the observance or performance of any of the conditions, covenants or agreements of Borrower set forth in Sections 7.1, 7.3(b), 7.4, 7.5(a) and (e), 7.7, 7.13, 7.14, 7.15, 7.16, 7.17, 7.18 or Article 8 in its entirety or any provision of any Collateral Assignment, provided that any Event of Default arising solely due to a breach of Section 7.5(a) shall be deemed cured upon the earlier of (x) the giving of the notice required by Section 7.5(a) and (y) the date upon which the Default or Event of Default giving rise to the notice obligation is cured or waived, and (ii) default in the observance or performance of the covenants in Section 7.1 and continuance thereof for a period of five (5) Business Days;”

9.           Exhibit A to the Agreement is deleted and attached Exhibit A is substituted in its place.

10.         Schedule 1 to the Agreement is deleted and attached Schedule 1 is substituted in its place and attached Schedules 3 and 4 are added to the Credit Agreement.

11.         Company hereby represent and warrant that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Company’s corporate powers, have been duly authorized, are not in contravention of law or the terms of Company’s Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company set forth in Sections 6.1 through 6.6 and 6.8 through 6.18 of the Agreement are true and correct in all material respects on and as of the date hereof with the same force and effect as made on and as of the date hereof, except where such representations and warranties refer to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date; (c) the continuing representations and warranties of Company set forth in Section 6.7 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Company in accordance with Section 7.1 of the Agreement; and (d) no Event of Default (as defined in the Agreement) or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, as hereby amended, has occurred and is continuing as of the date hereof.

12.           Except as expressly provided herein, all of the terms and conditions of the Agreement remain unchanged and in full force and effect.

13.           This Amendment shall be effective upon execution of this Agreement by Company and the Bank and execution and delivery by Company and the Guarantors of the documents listed on the Closing Agenda dated July 6, 2011.

IN WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK		GREEKTOWN SUPERHOLDINGS, INC.

By:	/s/ Robert Tull	By	: /s/ Cliff Vallier
	Robert Tull		Cliff Vallier

Its: Assistant Vice President		Its: Chief Financial Officer and Treasurer

SCHEDULE 1

(Expressed in basis points)

BASIS FOR PRICING	LEVEL 1	LEVEL 2	LEVEL 3
Leverage Ratio	< 4.0:1.0	≥ 4.0:1.0	N/A
Revolving Credit Note – LIBOR Option	175	225	250
Letter of Credit Rate	175	225	250
Revolving Credit Note – Prime-Referenced Rate Option	-100	-50	0